UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 13, 2011

DDR Corp.

(Exact Name of Registrant as Specified in Charter)

Ohio	1-11690	34-1723097
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio		44122
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (216) 755-5500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 13, 2011, the Board of Directors (the “Board”) of DDR Corp. (the “Company”) increased the size of the board of directors from ten to eleven and elected Rebecca L. Maccardini as a new director, effective September 19, 2011, to fill the vacancy. Ms. Maccardini will serve for an initial term ending at the Company’s 2012 Annual Meeting of Shareholders.

Ms. Maccardini has worked for over 35 years in the shopping center industry with several firms, including twenty years with The Forbes Company, a privately held retail real estate management firm. For the past eleven years, Ms. Maccardini has owned and operated RMResources, LLC, a consulting firm for retail real estate, specializing in areas such as property redevelopment, center development and positioning strategies, consumer marketing strategies, operational and systems evaluation, communication effectiveness and corporate branding. Ms. Maccardini is also an active member of the International Council of Shopping Centers (“ICSC”), having served as both a Trustee and Chairperson. Among other important roles and activities with ICSC, Ms. Maccardini chaired the ICSC Conference on Open-Air Centers in 2010 and is currently serving on the ICSC Open-Air Centers Committee.

As a non-employee director, Ms. Maccardini will receive compensation in the same manner as the Company’s other non-employee directors, which compensation the Company previously disclosed in its definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission (the “SEC”) on April 18, 2011.

The Company will enter into an Indemnification Agreement (the “Indemnification Agreement”) with Ms. Maccardini. The Indemnification Agreement is in the same form as the indemnification agreement for directors that the Company previously reported the Board had approved on a Current Report on Form 8-K filed with the SEC on April 7, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DDR CORP.

By:	/s/ David E. Weiss
David E. Weiss
Executive Vice President and General Counsel

Date: September 19, 2011